Exhibit 99.1

Ellington Residential Mortgage REIT Reports Second Quarter 2019 Results
OLD GREENWICH, Connecticut—August 1, 2019
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended June 30, 2019.
Highlights

•	Net loss of $(0.1) million, or $(0.01) per share.

•	Core Earnings[1] of $1.8 million, or $0.15 per share, and Adjusted Core Earnings[1] of $2.7 million, or $0.22 per share.

•	Book value of $12.40 per share as of June 30, 2019, which includes the effect of a second quarter dividend of $0.28 per share.

•
Net interest margin of 0.55%, and adjusted net interest margin[2] of 0.78% for the three-month period ended June 30, 2019, as compared to net interest margin of 0.66%, and adjusted net interest margin[2] of 0.91% for the three-month period ended March 31, 2019[3].

•	Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 9.57%.

•	Dividend yield of 9.9% based on the July 31, 2019 closing stock price of $11.36.

•	Debt-to-equity ratio of 9.3:1 as of June 30, 2019; adjusted for unsettled purchases and sales, the debt-to-equity ratio was 8.9:1.

•	Net mortgage assets-to-equity ratio of 9.0:1[4] as of June 30, 2019.
Second Quarter 2019 Results
"EARN was able to protect book value in what was a challenging quarter for hedged Agency RMBS portfolios, as interest rates fell, prepayment risk rose, and yield spreads widened," said Laurence Penn, Chief Executive Officer and President. "While our Agency specified pool assets rallied in price, they underperformed our hedges, and as a result we were roughly breakeven for the quarter.
"Similar to last quarter, the decline in mortgage rates and associated increase in mortgage prepayment rates boosted the value of the prepayment protection that Agency specified pools provide relative to TBAs. Because we concentrate our long investments in specified pools, the sizable increase in specified pool pay-ups again benefited our performance for the quarter.
"Looking forward, with yesterday's rate cut and the possibility of further cuts on the horizon, and with nearly half of all Agency mortgages already refinanceable, we anticipate seeing substantial ongoing divergence of prepayment behavior between different subsectors of the Agency RMBS market. Meanwhile, this is the first environment in over a decade where the market faces dramatic increases in prepayment rates without the support of the Federal Reserve as a buyer of last resort. We believe that this environment favors our modeling expertise, liquidity management, and disciplined interest rate hedging, and will create an abundance of investment opportunities for us.
"Finally, with our recent dividend announcement, we adjusted our annualized dividend to an approximately 9% yield on book value. We believe that this adjustment was prudent in light of current net interest margins, but at the same time anticipated lower funding costs are improving our prospects for margin expansion and core earnings growth as we move into the second half of 2019."

1 Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings, Adjusted Core Earnings, and the Catch-up Premium Amortization Adjustment.
2 Adjusted net interest margin represents net interest margin excluding the effect of the Catch-up Premium Amortization Adjustment on interest income.
3 Net interest margin and adjusted net interest margin for the three-month period ended March 31, 2019 have been revised downward by 0.17% from the amounts previously disclosed. This change was the result of an upward revision in the average holdings of agency RMBS for the three-month period ended March 31, 2019, due to a computational error for this period.
4 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of June 30, 2019 the market value of the Company's mortgage-backed securities and its net short TBA position was $1.459 billion and $(74.8) million, respectively, and total shareholders' equity was $154.6 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of June 30, 2019 and March 31, 2019:

	June 30, 2019					March 31, 2019
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$159,586	$165,605	$103.77	$162,516	$101.84	$137,382	$141,192	$102.77	$140,235	$102.08
20-year fixed-rate mortgages	29,891	31,402	105.06	30,972	103.62	37,455	39,126	104.46	39,038	104.23
30-year fixed-rate mortgages	1,049,509	1,106,247	105.41	1,098,108	104.63	1,134,722	1,183,728	104.32	1,186,421	104.56
ARMs	39,196	40,422	103.13	40,652	103.71	26,316	27,141	103.13	27,612	104.92
Reverse mortgages	86,722	94,690	109.19	93,831	108.20	70,531	76,032	107.80	76,559	108.55
Total Agency RMBS	1,364,904	1,438,366	105.38	1,426,079	104.48	1,406,406	1,467,219	104.32	1,469,865	104.51
Non-Agency RMBS	11,491	9,285	80.80	7,231	62.93	13,576	11,170	82.28	9,027	66.49
Total RMBS(2)	1,376,395	1,447,651	105.18	1,433,310	104.14	1,419,982	1,478,389	104.11	1,478,892	104.15
Agency IOs	n/a	11,801	n/a	12,244	n/a	n/a	13,872	n/a	14,663	n/a
Total mortgage-backed securities		$1,459,452		$1,445,554			$1,492,261		$1,493,555

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
The Company's overall RMBS portfolio decreased by 2.2% to $1.459 billion as of June 30, 2019, as compared to $1.492 billion as of March 31, 2019. The Company's Agency RMBS portfolio turnover was 15% for the quarter, as compared to 16% in the prior quarter. The Company's total investment in non-Agency RMBS decreased to $9.3 million as June 30, 2019, as compared to $11.2 million as of March 31, 2019.
The Company had a small net loss for the quarter, as declining interest rates led to net realized and unrealized losses on interest rate hedges which, combined with operating expenses, slightly exceeded net interest income and net realized and unrealized gains on Agency RMBS investments. Additionally, outperformance of specified pools compared to TBAs, in the form of higher pay-ups for specified pools, contributed to results, as the Company continued to concentrate its long investments in specified pools as opposed to TBAs. Pay-ups are price premiums for specified pools relative to their TBA counterparts. The key drivers of the expansion in specified pool pay-ups were increases in actual and projected prepayments, as a result of declining mortgage rates. Average pay-ups on the Company's specified pools increased to 1.56% as of June 30, 2019, as compared to 0.99% as of March 31, 2019. During the quarter the Company continued to hedge interest rate risk, primarily through the use of interest rate swaps, short positions in TBAs, U.S. Treasury securities, and futures.
The Company's non-Agency RMBS performed well during the quarter, driven by strong net interest income and realized gains. Fundamentals underlying non-Agency RMBS remain strong, led by a stable housing market. To the extent that more attractive entry points develop in non-Agency RMBS, the Company may increase its capital allocation to this sector.
Core Earnings and Adjusted Core Earnings were lower in the current quarter, as compared to the prior quarter primarily as a result of lower asset yields.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings and Adjusted Core Earnings are supplemental non-GAAP financial measures. The Company believes that Core Earnings and Adjusted Core Earnings provide information useful to investors because they are metrics that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Adjusted Core Earnings are used to help measure the extent to which this objective is being achieved. In addition, the Company believes that presenting Core Earnings and Adjusted Core Earnings enables its investors to measure, evaluate and compare its operating performance to that of its peer companies. However, because Core Earnings and Adjusted Core Earnings are incomplete measures of the Company's financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three-month periods ended June 30, 2019 and March 31, 2019, the Company's Core Earnings and Adjusted Core Earnings on a consolidated basis to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure on its Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three-Month Period Ended June 30, 2019	Three-Month Period Ended March 31, 2019
Net Income (Loss)	$(107)	$8,928
Less:
Net realized gains (losses) on securities	1,418	(1,674)
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	(8,388)	(13,105)
Change in net unrealized gains (losses) on securities	14,511	21,971
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	(9,487)	(634)
Subtotal	(1,946)	6,558
Core Earnings	$1,839	$2,370
Less: Catch-up Premium Amortization Adjustment	(904)	(944)
Adjusted Core Earnings	$2,743	$3,314
Weighted Average Shares Outstanding	12,467,103	12,467,913
Core Earnings Per Share	$0.15	$0.19
Adjusted Core Earnings Per Share	$0.22	$0.27

(1)
For the three-month period ended June 30, 2019, represents Net realized gains (losses) on financial derivatives of $(8.8) million less Net realized gains (losses) on periodic settlements of interest rate swaps of $(0.4) million. For the three-month period ended March 31, 2019, represents Net realized gains (losses) on financial derivatives of $(12.1) million less Net realized gains (losses) on periodic settlements of interest rate swaps of $1.0 million.

(2)
For the three-month period ended June 30, 2019, represents Change in net unrealized gains (losses) on financial derivatives of $(8.4) million less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $1.0 million. For the three-month period ended March 31, 2019, represents Change in net unrealized gains (losses) on financial derivatives of $(1.0) million less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(0.3) million.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.

Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Friday, August 2, 2019, to discuss its financial results for the quarter ended June 30, 2019. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 8177845. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, August 2, 2019, at approximately 2:00 p.m. Eastern Time through Friday, August 16, 2019 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 8177845. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on March 8, 2019 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2019	March 31, 2019	June 30, 2019
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$12,139	$12,613	$24,752
Interest expense	(9,662)	(9,555)	(19,217)
Total net interest income	2,477	3,058	5,535
EXPENSES
Management fees to affiliate	582	595	1,177
Professional fees	207	229	436
Compensation expense	112	151	263
Insurance expense	74	74	148
Other operating expenses	325	319	644
Total expenses	1,300	1,368	2,668
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	1,418	(1,674)	(256)
Net realized gains (losses) on financial derivatives	(8,771)	(12,091)	(20,862)
Change in net unrealized gains (losses) on securities	14,511	21,971	36,482
Change in net unrealized gains (losses) on financial derivatives	(8,442)	(968)	(9,410)
Total other income (loss)	(1,284)	7,238	5,954
NET INCOME (LOSS)	$(107)	$8,928	$8,821
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.01)	$0.72	$0.71
WEIGHTED AVERAGE SHARES OUTSTANDING	12,467,103	12,467,913	12,467,506
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.28	$0.34	$0.62

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	June 30, 2019	March 31, 2019	December 31, 2018(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$41,473	$44,263	$18,585
Mortgage-backed securities, at fair value	1,459,452	1,492,261	1,540,296
Due from brokers	41,838	34,753	24,051
Financial derivatives–assets, at fair value	1,831	5,489	11,839
Reverse repurchase agreements	40,097	38,835	379
Receivable for securities sold	106,376	27,926	74,197
Interest receivable	5,204	5,394	5,607
Other assets	771	812	612
Total Assets	$1,697,042	$1,649,733	$1,675,566
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,442,043	$1,427,147	$1,481,561
Payable for securities purchased	39,528	—	11,275
Due to brokers	751	4,084	1,325
Financial derivatives–liabilities, at fair value	15,891	11,107	16,559
U.S. Treasury securities sold short, at fair value	34,522	38,670	374
Dividend payable	3,491	4,239	4,252
Accrued expenses	664	671	838
Management fee payable to affiliate	582	595	579
Interest payable	4,965	5,070	4,981
Total Liabilities	1,542,437	1,491,583	1,521,744
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (12,467,103, 12,467,103, and 12,507,213 shares issued and outstanding, respectively)	125	125	125
Additional paid-in-capital	230,580	230,527	230,888
Accumulated deficit	(76,100)	(72,502)	(77,191)
Total Shareholders' Equity	154,605	158,150	153,822
Total Liabilities and Shareholders' Equity	$1,697,042	$1,649,733	$1,675,566
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$12.40	$12.69	$12.30

(1)	Derived from audited financial statements as of December 31, 2018.